EXHIBIT 23.2
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AUDITORS' REPORT ON RECONCILIATION TO
UNITED STATES GAAP


To the Board of Directors of Advantage Energy Income Fund


On February 22, 2005, except for notes 2(l), 2(m), 7 and 9 which are as at August 11, 2005, we reported on the amended consolidated balance sheets of Advantage Energy Income Fund as at December 31, 2004 and 2003 and the amended consolidated statements of income and accumulated income and cash flows for the years then ended which are included in the annual report on Form 40-F. In connection with our audits conducted in accordance with Canadian generally accepted auditing standards of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled "Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles" included in the Form 40-F. This supplemental note is the responsibility of the Fund's management. Our responsibility is to express an opinion on this supplemental note based on our audits.

In our opinion, such supplemental note, when considered in relation to the basic amended consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


(Signed) KPMG LLP

Chartered Accountants

Calgary, Canada
November 14, 2005






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